NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Brascan Corporation (the “Corporation”) will be held in the Design Exchange, 234 Bay Street, Toronto, Canada on Tuesday, April 29, 2003 at 3:00 p.m., Toronto time, for the following purposes:

1)	to receive the annual report to shareholders, including the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2002, together with the auditors’ report thereon;

2)	to elect directors for the ensuing year;

3)	to appoint auditors for the ensuing year and authorize the directors to fix the remuneration to be paid to the auditors; and

4)	to transact such other business as may properly come before the meeting or any adjournment thereof.

The Management Information Circular accompanying this Notice provides additional information relating to the matters to be dealt with at the meeting and is incorporated into and forms part of this Notice.

If you are not able to attend the meeting in person or if you wish to vote in advance of the meeting, you are invited to vote by signing and returning the enclosed form of proxy in the envelope provided for that purpose. Proxies to be used at the meeting must be deposited with the Secretary of the Corporation c/o CIBC Mellon Trust Company, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9, not later than the close of business on Friday, April 25, 2003 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.

By Order of the Board of Directors

Signed, Alan V. Dean Senior Vice-President and Secretary

Toronto, Canada
March 1, 2003

MANAGEMENT INFORMATION CIRCULAR

PART ONE — VOTING INFORMATION

SOLICITATION OF PROXIES

This Management Information Circular (“Circular”) is furnished in connection with the solicitation by the management of Brascan Corporation (“Brascan” or the “Corporation”) of proxies to be used at the Annual Meeting of Shareholders of the Corporation (the “meeting”) referred to in the accompanying Notice of Meeting (the “Notice”) to be held at the time and place and for the purposes set forth in such Notice. The solicitation will be made primarily by mail, but proxies may also be solicited personally or by telephone by regular employees of the Corporation at nominal cost. The cost of solicitation will be borne by the Corporation. The information contained herein is given as at March 1, 2003, unless otherwise indicated.

APPOINTMENT OF PROXIES

The persons named in the enclosed form of proxy are management representatives and are directors and/or officers of the Corporation. Each shareholder has the right to appoint a person other than the persons named in the enclosed form of proxy, who need not be a shareholder of the Corporation, to represent such shareholder at the meeting or any adjournment thereof. Such right may be exercised by inserting such person’s name in the blank space provided in the form of proxy. The completed form of proxy must be deposited with the Secretary of the Corporation c/o CIBC Mellon Trust Company, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9, not later than the close of business on Friday, April 25, 2003 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.

NON-REGISTERED HOLDERS

Only registered holders of Class A Limited Voting Shares and Class B Limited Voting Shares of the Corporation, or the persons they appoint as their proxies, are permitted to attend and vote at the meeting. However, in many cases, Class A Limited Voting Shares of the Corporation beneficially owned by a holder (a “Non-Registered Holder”) are registered either:

a)	in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

b)	in the name of a depositary (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

In accordance with the requirements of National Instrument 54-101, the Corporation has distributed copies of the accompanying Notice, this Circular, the enclosed form of proxy and the Corporation’s 2002 annual report (which includes management’s discussion and analysis and consolidated financial statements for the fiscal year ended December 31, 2002) (collectively, the “meeting materials”) to the depositary and Intermediaries for onward distribution to Non-Registered Holders.

Non-Registered Holders who have not waived the right to receive meeting materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Non-Registered Holders should follow the procedures set out below, depending on which type of form they receive.

a)	Voting Instruction Form. In most cases, a Non-Registered Holder will receive, as part of the meeting materials, a voting instruction form. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on the Holder’s behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. Voting instruction forms in some cases permit the completion of the voting instruction form by telephone or through the Internet. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on the Holder’s behalf), the Non-Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote will be forwarded to the Non-Registered Holder.

b)	Form of Proxy. Less frequently, a Non-Registered Holder will receive, as part of the meeting materials, a form of proxy that has already been signed by the intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on the Holder’s behalf), the Non-Registered Holder must complete the form of proxy and deposit it with the Secretary of the Corporation c/o CIBC Mellon Trust Company, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario M5A 4K9 as described above. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on the Holder’s behalf), the Non-Registered Holder must strike out the names of the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided.

Non-Registered Holders should follow the instructions on the forms they receive and contact their Intermediaries promptly if they need assistance.

REVOCATION

A shareholder who has given a proxy has the power to revoke it as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy and may do so: (1) by delivering another properly executed form of proxy bearing a later date and depositing it as aforesaid; (2) by depositing an instrument in writing revoking the proxy executed by the shareholder or by the shareholder’s attorney authorized in writing (i) at the registered office of the Corporation at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or (ii) with the Chairman of the meeting, prior to its commencement, on the day of the meeting or any adjournment thereof; or (3) in any other manner permitted by law.

A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the Intermediary at least seven days prior to the meeting.

VOTING OF SHARES REPRESENTED BY MANAGEMENT PROXIES

The management representatives designated in the enclosed form of proxy will vote or withhold from voting the shares in respect of which they are appointed proxy on any ballot that may be called for in accordance with the instructions of the shareholder as indicated on the proxy and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such direction, such shares will be voted by the management representatives for the election of directors and for the appointment of auditors, as indicated under those headings in this Circular.

The enclosed form of proxy confers discretionary authority upon the management representatives designated therein with respect to amendments to or variations of matters identified in the Notice and with respect to other matters which may properly come before the meeting. At the date of this Circular, the management of the Corporation knows of no such amendments, variations or other matters to come before the meeting.

VOTING SHARES

As at March 1, 2003, the Corporation had outstanding 171,923,876 Class A Limited Voting Shares and 85,120 Class B Limited Voting Shares. Each registered holder of Class A and Class B Limited Voting Shares of record at the close of business on Tuesday, March 18, 2003, the record date (the “Record Date”) established for the purposes of determining shareholders entitled to receive notice of and to vote at the meeting, will, except as provided below, be entitled to one vote for each Class A or Class B Limited Voting Share held on all matters to come before the meeting or any adjournment thereof either in person, or by proxy. In the event that a holder of Class A or Class B Limited Voting Shares has transferred any such shares after the Record Date and the transferee of such shares establishes proper ownership thereof and makes a written demand, not later than 10 days before the meeting, to be included in the list of shareholders entitled to vote at the meeting, the transferee will be entitled to vote such shares at the meeting. For a description of the procedures to be followed by Non-Registered Holders to direct the voting of shares beneficially owned, see “Non-Registered Holders” above.

As a result of the amalgamation of The Edper Group Limited and Brascan Limited on August 1, 1997 to form the Corporation, subsidiaries of the Corporation hold 111,846,461 Class A Limited Voting Shares of the Corporation. Pending cancellation of these shares, they will not be voted at shareholder meetings and, accordingly, have not been included in the number of outstanding Class A Limited Voting Shares as set out above.

As set out below under “Election of Directors”, holders of Class A Limited Voting Shares will be entitled, as a class, to elect one-half of the board of directors of the Corporation, and holders of Class B Limited Voting Shares will be entitled, as a class, to elect the other one-half of the board of directors. As set out below under “Appointment of Auditors”, the appointment of auditors must be approved by a majority of the votes cast by holders of Class A Limited Voting Shares and holders of Class B Limited Voting Shares who vote in respect of the Resolution.

PRINCIPAL HOLDERS OF VOTING SHARES

To the knowledge of the directors and officers of the Corporation, the only person or corporation that beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10% of the votes attached to any class of outstanding voting securities of the Corporation is EdperPartners Limited (“EdperPartners”) and its shareholders, who collectively own, directly or indirectly, exercise control or direction over, or have options and warrants to acquire, approximately 30 million Class A Limited Voting Shares, representing approximately 16% of the outstanding Class A Limited Voting Shares of the Corporation on a fully diluted basis, and 85,120 Class B Limited Voting Shares, representing 100% of the Class B Limited Voting Shares of the Corporation. These shareholdings include Class A Limited Voting Shares held through BNN Investments Ltd., as further described below.

EdperPartners’ operations are governed by a shareholders’ agreement to which each shareholder is a party. Shareholders of EdperPartners have input on major decisions and an equal vote, irrespective of their shareholdings, in the appointment of the officers of EdperPartners. In addition, shareholders holding two-thirds of the shares of EdperPartners can at any time require a shareholder of EdperPartners to sell his or her shares based on the stock market price of the Corporation’s Class A Limited Voting Shares at the time. The shareholders’ agreement also provides that: (i) unless otherwise approved by holders of at least two-thirds of the common shares, any sale of an interest in EdperPartners will only be made to other shareholders; (ii) any changes to the company’s by-laws, dividend policy, principal investments, the issue or redemption of shares or admission of other individuals as shareholders require the approval of shareholders holding at least two-thirds of EdperPartners’ common shares; and (iii) EdperPartners will offer to purchase 10% of EdperPartners’ outstanding shares annually based on the stock market price of the Corporation’s Class A Limited Voting Shares, subject to its financial capability at the time.

EdperPartners is a party to a Trust Agreement with Montreal Trust Company of Canada (as trustee for the holders of Brascan’s Class A Limited Voting Shares) dated August 1, 1997. The Trust Agreement provides, among other things, that EdperPartners has agreed not to sell any Class B Limited Voting Shares, directly or indirectly, pursuant to a takeover bid, unless a concurrent bid is made to all holders of Class A Limited Voting Shares. The concurrent offer must be: (i) for the same percentage of Class A Limited Voting Shares as the percentage of Class B Limited Voting Shares offered to be purchased from EdperPartners; and (ii) the same in all material respects as the offer for the Class B Limited Voting Shares. Among other things, the Trust Agreement permits: (i) a sale by EdperPartners of Class B Limited Voting Shares at a price per share less than 115% of the market price of Class A Limited Voting Shares and as part of a transaction involving not more than five persons in the aggregate; and (ii) a direct or indirect sale of shares of EdperPartners to a purchaser who is or will become a shareholder of EdperPartners and will not hold more than 20% of EdperPartners’ outstanding shares as a result of the transaction.

As at March 1, 2003, there were 37 shareholders of EdperPartners, none of whom hold more than a 15% effective equity interest in EdperPartners. These shareholders are: Gordon Arnell, David Arthur, Alex Balogh, Jeff Blidner, Ric Clark, Ian Cockwell, Jack Cockwell, Jack Delmar, Steve Douglas, Robert Dunford, Bruce Flatt, Dominic Gammiero, Harry Goldgut, Peter Gordon, Lynda Hamilton, Robert Harding, Lars-Eric Johansson, Brian Kenning, David Kerr, Trevor Kerr, Edward Kress, Brian Lawson, Richard Legault, Frank Lochan, Terry Lyons, Marcelo Marinho, George Myhal, Allan Norris, Derek Pannell, Sam Pollock, Tim Price, Aaron Regent, Bruce Robertson, Martin Shady, Paulo Sodré, John Tremayne and John Zuccotti. During the year ended December 31, 2002, EdperPartners and an investment fund, formed and financed by EdperPartners, distributed $6.6 million of dividends and investment income to its shareholders.

Fourteen shareholders of EdperPartners own common shares of BNN Investments Ltd., a TSX listed public company which owns 9.6 million Class A Limited Voting Shares of the Corporation. The Corporation owns $85 million of senior preferred shares of BNN Investments Ltd., which were acquired in 1987 pursuant to a previous business combination.

PART TWO — BUSINESS OF THE MEETING

ANNUAL FINANCIAL STATEMENTS

The Annual Financial Statements of the Corporation for the fiscal year ended December 31, 2002 are included in the Corporation’s 2002 Annual Report, which is being mailed to shareholders with this Circular. The Annual Report will be placed before the shareholders at the meeting.

ELECTION OF DIRECTORS

The board of directors of the Corporation consists of 18 members, all of whom will be elected at this meeting. The articles of the Corporation provide that holders of Class A Limited Voting Shares are entitled, as a class, to elect one-half of the board of directors of the Corporation, and that holders of Class B Limited Voting Shares are entitled, as a class, to elect the other one-half of the board of directors.

The articles of the Corporation also provide that each shareholder of a class or series of shares of the Corporation entitled to vote in the election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder multiplied by the number of directors to be elected by the shareholder and the holders of shares of the classes or series of shares entitled to vote with the shareholder in the election of directors. The shareholder may cast all such votes in favour of one candidate or distribute such votes among the candidates in any manner the shareholder sees fit. Where the shareholder has voted for more than one candidate without specifying the distribution of the shareholder’s votes among such candidates, the shareholder will be deemed to have distributed the shareholder’s votes equally among the candidates for whom the shareholder voted.

On any ballot that may be called for in the election of directors, the management representatives designated in the enclosed form of proxy to be completed by holders of Class A Limited Voting Shares intend to cast the votes to which the Class A Limited Voting Shares represented by such proxy are entitled equally among the proposed nominees for election by the holders of Class A Limited Voting Shares as set forth below, unless the shareholder who has given such proxy has directed that such shares be otherwise voted or withheld from voting in the election of directors.

In addition, on any ballot that may be called for in the election of directors, the management representatives designated in the form of proxy to be completed by the holders of Class B Limited Voting Shares intend to cast the votes to which the Class B Limited Voting Shares represented by such proxy are entitled equally among the proposed nominees for election by the holders of Class B Limited Voting Shares as set forth below, unless the shareholder who has given such proxy has directed that such shares be otherwise voted or withheld from voting in the election of directors.

If a shareholder wishes to distribute the shareholder’s votes other than equally among the nominees for whom the shareholder has directed the management representatives designated in the enclosed form of proxy to vote, then the shareholder must do so personally at the meeting or by another proper form of proxy. Management has received consents from the proposed nominees to serve as directors, but if, for any reason, prior to the meeting any of the proposed nominees is unable to serve as a director, the management representatives designated in the enclosed form of proxy, unless directed to withhold from voting in the election of directors, reserve the right to vote for other nominees at their discretion.

Nominees for Directors

The following tables set out the names of the persons proposed to be nominated for election as directors by the holders of Class A Limited Voting Shares and by the holders of Class B Limited Voting Shares, each to hold office until the next annual meeting or until a successor is elected or appointed, along with all major positions and offices currently held in the Corporation or any of its significant associated companies held by each person, the principal occupation or employment of each person, the year in which each person was first elected a director of the Corporation, and the approximate number of shares of each class of shares of the Corporation that each person has advised the Corporation are beneficially owned, directly or indirectly, or subject to control or direction by that person as at March 1, 2003.

All of the persons named in the following tables were elected members of the board of directors at the last annual meeting, except for Messrs. Wallace McCain and George Myhal, who are recommended for election at the Annual Meeting. Mr. McCain is Chairman of Maple Leaf Foods Inc., a position he has held since 1995. Mr. Myhal is President and Chief Executive Officer of Brascan Financial Corporation, a position he has held since 1992.

	Year		Class A		Restricted
	First	Class A	Share	Deferred	Share
Name, Municipality of Residence	Elected	Shares	Options	Share	Appreciation
Office, Principal Occupation & Positions Held	Director	Held	Held	Units Held	Units Held

Nominees for Election by Holders of Class A Limited Voting Shares:

LORD BLACK OF CROSSHARBOUR, P.C. (C), O.C., London, England Chairman and Chief Executive Officer, Hollinger Inc., a publishing company	1986	1,500	12,500	1,939	––

THE HONOURABLE JAMES J. BLANCHARD, Beverly Hills, Michigan, U.S.A. Partner of Piper Rudnick, a law firm	1996	2,000	12,500	823	––

JULIA E. FOSTER, Toronto, Canada Chair, Ontario Arts Council, an arts funding organization	1996	1,500	12,500	––	––

PHILIP B. LIND, O.C., Toronto, Canada Vice-Chairman, Rogers Communications Inc., a diversified communications company	1994	1,000	12,500	2,944	––

THE HONOURABLE ROY MACLAREN, P.C., Toronto, Canada Corporate director	2001	––	5,000	1,785	––

G. WALLACE F. MCCAIN, O.C., Toronto, Canada	Director
Chairman, Maple Leaf Foods Inc., a food products company	-Elect	––	––	––	––

DR. JACK M. MINTZ, Toronto, Canada President and Chief Executive Officer, C.D. Howe Institute, a public policy institute. and Professor of Business Economics, Joseph L. Rotman School of Management, University of Toronto	2002	––	5,000	476	––

SAUL SHULMAN, Q.C., Toronto, Canada Senior Partner, Goodman and Carr, LLP, a law firm	1997	1,000	12,500	––	––

GEORGE S. TAYLOR, St. Marys, Ontario, Canada Corporate director	1994	54,560	12,500	2,421	—

	Year			Class A		Restricted
	First	Class A		Share	Deferred	Share
Name, Municipality of Residence	Elected	Shares		Options and	Share	Appreciation
Office, Principal Occupation & Positions Held	Director	Held		Warrants Held	Units Held	Units Held

Nominees for Election by Holders of Class B Limited Voting Shares:

DR. ROBERTO P. CEZAR DE ANDRADE, Rio de Janeiro, Brazil Executive Chairman, Brascan Brazil Ltd., a subsidiary of the Corporation	1981	––		12,000	––	––

JACK L. COCKWELL, Toronto, Canada Group Chairman, Brascan group of companies(b)	1970	4,505,571	(a)	693,400	43,221	16,667

THE HONOURABLE J. TREVOR EYTON, O.C., Toronto, Canada Member of the Senate of Canada(c)	1970	95,500		––	––	—

J. BRUCE FLATT, Toronto, Canada President and Chief Executive Officer of the Corporation(d)	2001	3,000,533	(a,g)	727,188	17,370	116,667

JAMES K. GRAY, O.C., Calgary, Canada Corporate director	1997	2,000		12,500	1,234	––

LYNDA C. HAMILTON, Toronto, Canada President and Chief Executive Officer, Edper Investments Limited, an investment company	1997	246,310	(a)	12,500	––	––

ROBERT J. HARDING, FCA, Toronto, Canada Chairman of the Corporation(e)	1992	631,114	(a)	459,900	43,221	16,667

DAVID W. KERR, Toronto, Canada Chairman of Noranda Inc.(f)	1978	1,791,821	(a)	––	––	––

GEORGE E. MYHAL, Toronto, Canada	Director	1,995,557	(a,g)	574,200	42,139	83,334
President and Chief Executive Officer,	-Elect
Brascan Financial Corporation(c)

Notes:

(a)	Includes Class A Limited Voting Shares held directly and indirectly through EdperPartners. See “Principal Holders of Voting Shares”.

(b)	Mr. Cockwell is also Chairman and Chief Executive Officer of EdperPartners and a director of the following affiliates of the Corporation: Brookfield Properties Corporation, a commercial real estate company; Noranda Inc. and Falconbridge Limited, which are both mining and metals companies; and Nexfor Inc., a building products and specialty paper company.

(c)	Messrs. Eyton and Myhal are also directors of Noranda Inc.

(d)	Mr. Flatt is also a director of Brookfield Properties Corporation, Brookfield Homes Corporation, Noranda Inc. and Nexfor Inc.

(e)	Mr. Harding is also a director and Chairman of BPO Properties Ltd., a subsidiary of Brookfield Properties Corporation, and a director of Falconbridge Limited, Noranda Inc. and Nexfor Inc.

(f)	Mr. Kerr is also a director of Falconbridge Limited.

(g)	Includes proportionate share of Class A Limited Voting Shares held indirectly through BNN Investments Ltd. See “Principal Holders of Voting Shares”.

Compensation of Directors

Directors of the Corporation who are not officers of the Corporation or its affiliates (the “outside directors”) are entitled to receive an annual retainer of $22,500 and an attendance fee of $1,200 in respect of each meeting of the board of directors which they attend in person or $500 if attending by telephone (other than any meeting held immediately following an annual meeting of shareholders). Outside directors who are chairpersons of board committees receive an annual retainer of $4,000. Outside directors who are members of board committees receive an attendance fee of $1,000 for each committee meeting attended in person or $500 if the committee meeting occurs on the same day as a board meeting or if attending by telephone. Directors may elect to receive all or a portion of their compensation in Deferred Share Units (See “Executive Compensation – Long-Term Share Ownership”). At the discretion of the Board, outside directors may also from time to time be granted options to acquire Class A Limited Voting Shares of the Corporation. Directors are also reimbursed for travel and other out-of pocket expenses incurred in attending board or committee meetings. In 2002, 11 directors of the Corporation received total cash compensation of $199,675 and 5,337 Deferred Share Units, and one director, Mr. J. Blanchard, received consulting fees of $23,960. In February 2002, 60,000 options to acquire Class A Limited Voting Shares of the Corporation were issued to 12 non-management directors at an exercise price of $28.72.

APPOINTMENT OF AUDITORS

In addition to requiring majority approval by the holders of Class A and Class B Limited Voting Shares present or represented at the meeting by proxy voting together, the appointment of auditors must be approved by a majority of the votes cast by holders of Class A Limited Voting Shares who vote in respect of the resolution and by a majority of the votes cast by holders of Class B Limited Voting Shares who vote in respect of the resolution.

Unless the shareholder has specified in the enclosed form of proxy that the shares represented by such proxy are to be withheld from voting in the appointment of auditors, on any ballot that may be called for in the appointment of auditors, the management representatives designated in the enclosed form of proxy intend to vote such shares in favour of reappointing Deloitte & Touche LLP, Chartered Accountants, as auditors of the Corporation to hold office until the next annual meeting of shareholders, and authorizing the directors to fix the remuneration to be paid to the auditors.

Principal Accounting Firm Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively “Deloitte & Touche”) are the principal external auditors of the Corporation and its reporting issuer subsidiaries. Deloitte & Touche and its predecessors have served as auditors of the Corporation since 1981. From time to time, Deloitte & Touche also provides consultative and other non-audit services to the Corporation and its subsidiaries. In November 2002, the Audit Committee of the Corporation’s board of directors adopted a policy regarding the provision of non-audit services by the Corporation’s external auditors. This policy requires Audit Committee pre-approval of permitted audit and audit-related services and specifies a number of services the provision of which is not permitted by the Corporation’s external auditors, including the use of its external auditors for financial information system design and implementation assignments. Aggregate fees billed to the Corporation and its subsidiaries for the fiscal year ended December 31, 2002 by Deloitte & Touche, including expenses and applicable sales taxes, amounted to approximately $5.9 million. The following table sets forth further information on the fees billed by Deloitte & Touche to the Corporation and its subsidiaries for the fiscal year ended December 31, 2002.

		Subsidiaries of
For year ended December 31, 2002, millions	Brascan	Brascan	Total

Audit	$0.7	$2.8	$3.5
Audit-related	0.1	1.2	1.3
Tax	––	0.8	0.8
All other	0.1	0.2	0.3

Total fees	$0.9	$5.0	$5.9

Audit fees include fees that would normally be provided by the external auditor in connection with statutory and regulatory filings or engagements, including fees for services necessary to perform an audit or review in accordance with generally accepted auditing standards. This category also includes services that generally only the external auditor reasonably can provide, including comfort letters, statutory audits, attest services, consents and assistance with and review of certain documents filed with securities regulatory authorities.

Audit-related fees are assurance and related services, such as due diligence services, that traditionally are performed by the external auditor. More specifically, these services include, among others: employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. All other services include French translation and litigation and advisory support services.

PART THREE — EXECUTIVE COMPENSATION REPORT

The following information is provided pursuant to the executive compensation disclosure requirements contained in the Regulations to the Securities Act (Ontario).

REPORT ON EXECUTIVE COMPENSATION

As at December 31, 2002, the Management Resources and Compensation Committee of the board of directors (the “Committee”) was comprised of C. Black, J. Curtin, P. Lind, S. Shulman (Chairman) and G. Taylor. The Committee meets as required, and at least annually, to monitor and review management compensation policies, management succession planning and to review the overall composition and quality of the Corporation’s management resources. The Committee met twice during 2002.

The Committee has a specific written mandate to review and approve executive compensation. This includes an annual evaluation of the performance of at least the five highest paid executive officers including the Corporation’s Chief Executive Officer (the “Named Executive Officers”) and a review of a report on the performance of the other executive officers. The Committee makes recommendations to the board of directors with respect to the compensation of the executive officers, and the board gives final approval on compensation matters.

Executive compensation is determined based on the relative roles and responsibilities of the executive as compared to other executives in the Corporation and in the Canadian marketplace, as well as on the performance of the executive management team collectively in meeting the Corporation’s goal of enhancing shareholder value. A specific objective of the Corporation is to attract and retain highly qualified and motivated individuals and to encourage a strong team approach. Accordingly, compensation levels are monitored to ensure they are competitive and meet the Corporation’s objectives.

The compensation arrangements of the Corporation are focussed on rewarding performance and are comprised of three key components: base salary, short-term incentives and long-term share ownership. The Corporation emphasizes improving long-term shareholder value, represented by the growth in the value of the Corporation’s Class A Limited Voting Common Shares, as the principal measure of success of the Corporation.

Accordingly, the Corporation’s compensation policies are designed to provide an overall competitive compensation package with a high proportion weighted to long-term share ownership in order to further align the interests of the Named Executive Officers with the holders of the Corporation’s Class A Limited Voting Shares.

Base Salaries

Base salaries for the Corporation’s executives are reviewed annually to ensure that they reflect the relative contribution of each executive within the team. The Corporation believes that base salaries for the most senior executives should be set below the median level for comparable companies, in return for the opportunity for the executive to participate at a higher level in the long-term share ownership plans such as share options and allocations under the Corporation’s Restricted Share Unit Plan. In order to foster a team-based approach, which the Corporation believes is fundamental to meeting its long-term objectives, the difference between the base salaries of the CEO and the other Named Executive Officers in each of its operations is significantly less than in other corporations.

Short-Term Incentives

The Corporation’s short-term incentive plan is comprised of a cash bonus award. Cash bonus awards are determined based primarily on an evaluation of the senior executive team’s collective performance in meeting the Corporation’s overall business plan objectives as outlined below under the description of the Chief Executive Officer’s compensation. Similar to the Corporation’s philosophy towards Base Salaries, the difference between the cash bonus awards for the CEO and other senior executives is relatively small. The performance of the Corporation is measured by the achievement of financial and other objectives. The performance of the individual executive is also taken into account on a subjective basis. In order to further align management objectives with those of the Corporation’s shareholders, executives may elect to receive all or a portion of their annual bonus awards in Deferred Share Units of the Corporation, as described below under Long-Term Share Ownership.

Long-Term Share Ownership

Long-term share ownership plans are intended to reward management based on increases in the value of the Corporation’s Class A Limited Voting Shares. The purpose of these arrangements is to achieve a commonality of interest between shareholders and management and to motivate executives to improve the Corporation’s long-term financial success, measured in terms of enhanced shareholder wealth over the long term.

In February 2003, the Corporation’s board of directors established a guideline for the minimum amount of Class A Limited Voting Shares of the Corporation, including Deferred Share Units, to be held by Named Executive Officers. This amount is an investment of five times base salary, based on the cost of the Shares or Deferred Share Units acquired, to be attained over a three year period from being designated as a Named Executive Officer. All the Corporation’s Named Executive Officers currently hold investments in the Corporation’s Class A Limited Voting Shares which exceed this amount.

The Corporation’s long-term share ownership plans consist of the following components:

a)	A Management Share Option Plan (“MSOP”) under which the Corporation grants options to executives to purchase Class A Limited Voting Shares (“Shares”) at a fixed price, being the closing price of the Shares on the Toronto Stock Exchange on the last trading day preceding the date of the grant. The number of options granted each year is determined based on a multiple of the executive’s base salary for that year. The options vest as to 20% at the end of each year on a cumulative basis and are exercisable over a ten-year period. Commencing in February 2003, in order to minimize any appearance of executives opportunistically exercising options for personal gains, the Corporation’s board of directors adopted a policy requiring the Named Executive Officers to hold, for at least one year, Shares of the Corporation equal to the net after-tax cash realized from the exercise of option grants, starting with options granted in 2003.

b)	A Restricted Share Unit Plan (“RSUP”) under which executives of the Corporation may at their option receive all or a portion of their annual bonus awards in deferred share units (“Deferred Share Units”) based on the closing price of the Corporation’s Class A Limited Voting Shares on the last trading day preceding the date of the award (the “Allotment Price”). The portion of the annual bonus award received in Deferred Share Units may be increased by the board by a factor of up to two times for purposes of calculating the total number of Deferred Share Units to be allocated under the RSUP. Holders of Deferred Share Units will be allotted additional Deferred Share Units as dividends are paid on the Corporation’s Shares on the same basis as if the dividends were reinvested pursuant to the Corporation’s dividend reinvestment plan.

An executive who holds Deferred Share Units under the RSUP may also be awarded additional units (“Restricted Share Appreciation Units”) within limits approved by the board of directors and supported by any accrued value of the executive’s Deferred Share Units. Restricted Share Appreciation Units will not be adjusted for dividends paid on the Corporation’s Shares.

Deferred Share Units or Restricted Share Appreciation Units vest over a five year period and may only be redeemed during the year following cessation of employment through retirement, resignation, termination or death, for cash or an actuarially equivalent pension annuity. The redemption value of Deferred Share Units will be equivalent to the market value of an equivalent number of the Corporation’s Shares. The redemption value of Restricted Share Appreciation Units will be equal to the difference between the market value of an equivalent number of the Corporation’s Shares and the original Allotment Price for such Restricted Share Appreciation Units. In the event any Restricted Share Appreciation Units have a negative value, such amount will be deducted from the aggregate value of the Deferred Share Units or other Restricted Share Appreciation Units held by the executive.

c)	A Management Share Purchase Plan (“MSPP”) under which, prior to June 2002, key executives of the Corporation and its subsidiaries could apply for a loan from the Corporation in order to purchase Class A Limited Voting Shares of the Corporation. These loans bear interest in an amount equal to the cash dividends paid on the Shares. Shares purchased under the MSPP vest as to 20% each year on a cumulative basis over a five-year period. In response to changing US guidelines on executive loans, the board of directors discontinued granting any further loans to executives under the MSPP effective June 2002.

Chief Executive Officer

The annualized salary paid in 2002 to the Corporation’s Chief Executive Officer, Mr. Bruce Flatt, who was appointed in February 2002, was $325,000. In February 2003, the Committee approved an increase in Mr. Flatt’s annual salary to $350,000, a grant of 55,000 options under the Corporation’s MSOP, a Short-Term Incentive Award for 2002 of $125,000 which he elected to take in the form of 8,390 Deferred Share Units, and an allotment of 116,667 Restricted Share Appreciation Units which participate in the upside and downside of the value of the Corporation’s Class A Limited Voting Shares.

This compensation award reflects Mr. Flatt’s responsibilities, effectiveness and achievement of corporate goals, including the following: increasing cash flow from operations on a per share basis by 17% through business growth and improvements, as well as cost reductions; reducing the Corporation’s cost of capital from 9.8% to 9.6%; increasing the Corporation’s operating capacities through various acquisitions and the privatization of the Corporation’s financial business; and increasing the underlying value of the Corporation’s Class A Limited Voting Shares to $47.75, resulting in a total return for shareholders of 14% during the year.

On behalf of the Committee,

S. Shulman — Chairman	C.M. Black	J.P. Curtin	P.B. Lind	G.S. Taylor

PERFORMANCE GRAPH

The following shows the cumulative total shareholder return (assuming reinvestment of dividends) over the last five fiscal years, in comparison with the cumulative total return of the TSX 300 Index:

Five-Year Cumulative Total Return on $100 Investment
Assuming Dividends Are Reinvested

December 31, 1997 – December 31, 2002

	December 31

	1997	1998	1999	2000	2001	2002

Brascan Corporation	100.0	85.4	80.4	97.4	132.4	150.7

TSX 300 Index	100.0	98.4	129.6	139.2	121.7	106.6

SUMMARY COMPENSATION OF NAMED EXECUTIVE OFFICERS

The table that follows sets out the compensation paid to the Corporation’s Chief Executive Officer and the other Named Executive Officers for the years ended December 31, 2002, 2001 and 2000.

		Annual Compensation		Long-Term Compensation Awards(a)

				Deferred Share Units
			Other Annual	Issued in Lieu			Restricted Share		Class A Share Options
		Salary Paid	Compensation	of Bonuses(b)			Appreciation Units Awarded		Granted

Name and Principal Position	Year	($)	($)	Value ($)	(#)		Value ($)(c)	(#)	Value ($)(d)	(#)

J. Bruce Flatt	2002	$325,000	$6,660	$250,000	8,390		$273,000	116,667	$257,400	55,000
President and	2001	325,000	6,012	250,000	8,700		—	—	258,500	55,000
Chief Executive Officer(e)	2000	300,000	2,657	250,000	10,000	(f)	—	—	951,600	305,000	(g)

Brian D. Lawson	2002	$325,000	$6,660	$250,000	8,390		$195,000	83,334	$257,400	55,000
Executive Vice-President	2001	275,000	6,012	250,000	7,837	(i)	—	—	235,000	50,000	(i)
and Chief Financial	2000	260,000	2,657	240,000	9,230	(i)	—	—	156,000	50,000	(i)
Officer(h)

George E. Myhal,	2002	$325,000	$6,660	$250,000	8,390		$195,000	83,334	$257,400	55,000
Chief Executive Officer,	2001	325,000	6,012	250,000	7,837	(i)	—	—	235,000	50,000	(i)
Financial Operations(h)	2000	310,000	2,657	250,000	9,614	(i)	—	—	187,200	60,000	(i)

Jack L. Cockwell,	2002	$325,000	$6,660	$250,000	8,390		$39,000	16,667	$257,400	55,000
Group Chairman	2001	350,000	6,012	250,000	8,700		—	—	258,500	55,000
	2000	325,000	2,657	250,000	11,400		—	—	218,400	70,000

Robert J. Harding,	2002	$325,000	$6,660	$250,000	8,390		$39,000	16,667	$257,400	55,000
Chairman	2001	325,000	6,012	250,000	8,700		—	—	235,000	50,000
	2000	310,000	2,657	250,000	11,400		—	—	187,200	60,000

Notes:

(a)	The option, Deferred Share Unit and Restricted Share Appreciation Unit awards shown as awards for 2002 were granted on February 12, 2003. The options are exercisable at a price of $29.80 per share.

(b)	The Named Executive Officers have elected to receive all of their bonus awards for 2002 in Deferred Share Units instead of receiving a cash bonus of $125,000.

(c)	These amounts represent the notional value of Restricted Share Appreciation Units taking into account downside risk assumed, five-year vesting provisions and ability to realize gains only upon cessation of employment.

(d)	These amounts represent the value of the options issued on the date of grant derived by application of the Black-Scholes option pricing model, discounted by 25% to reflect the five-year vesting and one-year holding provisions of the MSOP.

(e)	Mr. Flatt was appointed President and Chief Executive Officer of the Corporation on February 13, 2002. Salary, bonus and option amounts for 2001 and 2000 reflect amounts awarded to Mr. Flatt in his previous capacity as President and Chief Executive Officer of Brookfield Properties Corporation.

(f)	Represents deferred share units of Brookfield Properties Corporation.

(g)	Represents 250,000 options of the Corporation and 55,000 options of Brookfield Properties Corporation.

(h)	Messrs. Lawson and Myhal were appointed to their current positions in February 2002. Salary and bonus amounts for 2001 and 2000 reflect amounts awarded to them in their previous capacities as executives of Brascan Financial Corporation.

(i)	These amounts represent options and deferred share units of Brascan Financial Corporation awarded to Messrs. Lawson and Myhal and converted into equivalent options and deferred share units of the Corporation following the privatization of Brascan Financial Corporation in May 2002.

SHARE OPTIONS

Options are granted each year at the discretion of the Corporation’s board of directors to officers of the Corporation to purchase Class A Limited Voting Shares of the Corporation under the terms of the Corporation’s MSOP. The following table shows the most recent grant of options to purchase Class A Limited Voting Shares to Named Executive Officers, granted on February 12, 2003.

Options Granted on February 12, 2003

				Market Value
				of Securities
		% of Total Options		Underlying Options
	Class A Share	Granted to	Exercise Price	on the Date
	Options Granted	Employees of the	per Option	of Grant
Named Executive Officer	(#)	Corporation for 2002	($)	($/Security)	Expiration Date

J. Bruce Flatt	55,000	4.6	29.80	29.80	February 12, 2013
Brian D. Lawson	55,000	4.6	29.80	29.80	February 12, 2013
George E. Myhal	55,000	4.6	29.80	29.80	February 12, 2013
Jack L. Cockwell	55,000	4.6	29.80	29.80	February 12, 2013
Robert J. Harding	55,000	4.6	29.80	29.80	February 12, 2013

The following table sets forth options exercised during the fiscal year ended December 31, 2002 and the number and value of the unexercised options as at February 12, 2003 for the Named Executive Officers.

Aggregate Options Exercised During The Most Recently Completed Financial Year
and Option Values at February 12, 2003

					In-the-Money Value of Unexercised
	Securities		Unexercised Options and Warrants		Options and Warrants
	Acquired on	Aggregate Value	at February 12, 2003(a)		at February 12, 2003(a,b)
	Exercise During	Realized During
	2002	2002	Exercisable	Unexercisable	Exercisable	Unexercisable
Named Executive Officer	(#)	($)	(#)	(#)	($)	($)

J. Bruce Flatt
– Options	––	––	160,000	260,000	1,307,100	1,124,400
– Warrants(c)	––	––	307,188	––	122,875	––
Brian D. Lawson
– Options	––	––	154,000	156,000	1,290,650	480,600
– Warrants(c)	––	––	99,900	––	39,960	––
George E. Myhal
– Options	––	––	208,000	172,000	2,148,400	612,600
– Warrants(c)	––	––	194,200	––	77,680	––
Jack L. Cockwell
– Options	––	––	200,000	195,000	1,962,765	892,900
– Warrants(c)	––	––	298,400	––	119,360	––
Robert J. Harding
– Options	––	––	179,000	181,000	1,754,950	807,800
– Warrants(c)	––	––	99,900	––	39,960	––

Notes:

(a)	These amounts include the most recent options granted to the Named Executive Officers on February 12, 2003.

(b)	The “in-the-money” value is the amount by which the market value of the Class A Limited Voting Shares under option or warrant at the date shown exceeded the exercise price of the options or warrants. The closing price of the Corporation’s Class A Limited Voting Shares on the Toronto Stock Exchange on February 12, 2003 was $29.80.

(c)	Class A share warrants purchased for value by executives during 1998 and expiring in 2008.

RESTRICTED SHARE UNIT PLAN

Deferred Share Units

Deferred Share Units may be granted each year at the discretion of the Corporation’s board to senior executives in lieu of all or part of their annual cash bonus awards as described above under “Report on Executive Compensation – Long-Term Share Ownership”. The following table sets forth the Deferred Share Units issued to Named Executive Officers for the year ended December 31, 2002 and the total number owned and their value as at February 12, 2003. The Deferred Share Units awarded for 2002 were issued on February 12, 2003.

	Deferred Share Units Awarded
	for the Year Ended December 31, 2002			Total Deferred Share Units Owned

		Allotment Price	Allotment Value	Units Owned	Market Value of Units
		per Unit	of Award	at February 12, 2003	at February 12, 2003(a)
Named Executive Officer	(#)	($)	($)	(#)	($)

J. Bruce Flatt	8,390	29.80	250,000	48,316 (b)	1,377,923 (b)
Brian D. Lawson	8,390	29.80	250,000	40,345	1,202,281
George E. Myhal	8,390	29.80	250,000	42,139	1,255,746
Jack L. Cockwell	8,390	29.80	250,000	43,221	1,287,986
Robert J. Harding	8,390	29.80	250,000	43,221	1,287,986

Notes:

(a)	The market value of a Deferred Share Unit on February 12, 2003 was $29.80.

(b)	Includes 30,946 Deferred Share Units of Brookfield Properties Corporation with a value of $860,297 previously awarded to Mr. Flatt in his capacity as an executive officer of Brookfield.

Restricted Share Appreciation Units

An executive who holds Deferred Share Units may at the discretion of the board of directors be awarded Restricted Share Appreciation Units supported by any accrued value of the executive’s Deferred Share Units. The redemption value of Restricted Share Appreciation Units is equal to the difference between the market value of an equivalent number of the Corporation’s Class A Limited Voting Shares at the time of redemption and the market value of that number of Shares at the date of issue, the “Allotment Price”. The following table sets forth the Restricted Share Appreciation Units issued to Named Executive Officers for the year ended December 31, 2002 and the total number owned and their value as at February 12, 2003. The Restricted Share Appreciation Units shown as awarded for the year ended December 31, 2002 were issued on February 12, 2003.

	Restricted Share Appreciation Units Awarded
	for the Year Ended December 31, 2002			Total Restricted Share Appreciation Units Owned

					In-the-Money
		Allotment Price	Allotment Value	Units Owned	Value of Units
		per Unit	of Award(a)	at February 12, 2003	at February 12, 2003(b)
Named Executive Officer	# of Units	($)	($)	(#)	(#)

J. Bruce Flatt	116,667	29.80	273,000	116,667	––
Brian D. Lawson	83,334	29.80	195,000	83,334	––
George E. Myhal	83,334	29.80	195,000	83,334	––
Jack L. Cockwell	16,667	29.80	39,000	16,667	––
Robert J. Harding	16,667	29.80	39,000	16,667	––

Notes:

(a)	These amounts represent the notional value of Restricted Share Appreciation Units taking into account downside risk assumed, five-year vesting provisions and ability to realize gains only upon cessation of employment.

(b)	The “in-the-money” value is the amount by which the market value of the Class A Limited Voting Shares exceed the allotment price of the Restricted Share Appreciation Units. The closing price of the Corporation’s Class A Limited Voting Shares on the Toronto Stock Exchange on February 12, 2003 was $29.80.

PENSION AND RETIREMENT BENEFITS

The Corporation has a registered defined benefit pension plan which provides certain of its employees, upon reaching their normal retirement age of 65 years, with a lifetime pension and a reduced survivor pension. The pension benefit is subject to the Canada Customs and Revenue Agency maximum of $1,722.22 per year of credited service.

In addition, the Corporation has previously approved arrangements for the payment of post-retirement supplementary compensation to designated executives, including the five Named Executive Officers. The following table shows the total annual retirement benefits payable under such retirement arrangements to participants at the specified remuneration levels and years of service categories, assuming retirement at age 65. The total annual retirement benefit is reduced by any Canadian government pension entitlements and by any benefits received if the participant is a member under the Corporation’s registered defined benefit plan as applicable.

Annual Retirement Benefits

	Retirement Benefits by Years of Service ($)(b)

Annual Remuneration($)(a)	15 yrs.	20 yrs.	25 yrs.	30 yrs.	35 yrs.

175,000	45,937	61,250	76,562	91,875	107,187
200,000	52,500	70,000	87,500	105,000	122,500
225,000 & over(c)	59,062	78,750	98,437	118,125	137,812

Notes:

(a)	Remuneration for the purposes of such retirement benefits includes annual base salary only, calculated on the basis of the average of the best 60 months’ earnings prior to retirement.

(b)	Amounts shown in the above table are payable for life, with 50% thereof payable to a participant’s surviving spouse. The above table shows the total annual amounts payable under the Canada Pension Plan and both the defined benefit and supplementary arrangements based on a formula of 1.75% of the average of the best 60 months’ earnings prior to retirement multiplied by the years of credited service. These amounts vest at age 55.

(c)	To limit the Corporation’s retirement benefit liability, a remuneration level of $225,000 has been established as the maximum average remuneration eligible for calculation of retirement benefits together with a limit of 35 years of service. This maximum level will be reviewed periodically in both general application and application to specific individuals. Based on the $225,000 maximum average remuneration level as at December 31, 2002, the estimated annual total retirement benefits payable upon retirement at normal retirement age of 65 for the following Named Executive Officers are as follows: J Cockwell — $102,375, R. Harding — $137,812 and G. Myhal — $137,812. For purposes of computing such retirement benefits, credited service as of January 1, 2003 was 23 years for J. Cockwell, 21 years for G. Myhal and 19 years for R. Harding.

PART FOUR — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the board of directors who are elected by and are accountable to the shareholders, and takes into account the role of management who are appointed by the board of directors and who are charged with the ongoing management of the Corporation.

The board of directors of Brascan encourages sound corporate governance practices designed to promote the well being and ongoing development of the Corporation, having always as its ultimate objective the best long-term interests of the Corporation and the enhancement of value for all shareholders. The board also believes that sound corporate governance benefits the Corporation’s employees and the communities in which the Corporation operates. Through its board representatives, the Corporation encourages its operating affiliates to also adopt corporate governance policies appropriate for their particular circumstances.

The board is of the view that the Corporation’s corporate governance policies and practices, outlined below, are comprehensive and consistent with the guidelines for improved corporate governance in Canada adopted by the Toronto Stock Exchange (the “TSX Guidelines”). The Corporation’s specific disclosure relative to these guidelines is set out in “Schedule A” starting on page 19 of this Circular. The board is also of the view that these policies and practices are consistent with the most recent requirements of the New York Stock Exchange (“NYSE”) and the applicable provisions under the U.S. Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”).

BOARD OF DIRECTORS

Mandate of the Board

Brascan’s board of directors oversees the management of the Corporation’s affairs directly and through its committees. In doing so, the board acts at all times with a view to the best interests of the Corporation and its shareholders. The responsibilities of the board are set out in a written mandate which is reviewed and approved annually. In fulfilling its mandate, the board is among other matters responsible for the following: reviewing the Corporation’s overall business strategies and its annual business plan; reviewing the principal risks of the Corporation’s business to ensure that these risks are within acceptable limits and that appropriate systems are in place to manage these risks; reviewing major strategic initiatives to ensure that the Corporation’s proposed actions accord with shareholder objectives; appointing the Chief Executive Officer and other members of senior management and reviewing succession planning; assessing management’s performance against approved business plans and industry standards; reviewing and approving the reports issued to shareholders, including annual and interim financial statements; ensuring the effective operation of the board of directors; and safeguarding shareholders’ equity interests through the optimum utilization of the Corporation’s capital resources, including setting an appropriate dividend policy.

Meetings of the Board

The board of directors of Brascan meets at least once in each quarter, with additional meetings held when appropriate. The board also meets annually to review and approve the Corporation’s business plan and long-term strategy. In 2002, there were four regular meetings and five special meetings to review specific strategic initiatives. Four regular meetings and one strategy meeting are scheduled for 2003. Meeting frequency and agenda items may change depending on the opportunities or risks faced by the Corporation.

Composition and Size of the Board

The board of directors is comprised of independent directors, individuals nominated by the Corporation’s principal shareholder and directors drawn from senior management. The board believes that this combination leads to a constructive exchange of views in board deliberations resulting in objective, well-balanced and informed discussion and decision making.

The Corporation has two classes of equity shares outstanding: Class A and Class B Limited Voting Shares. The holders of the Class A Limited Voting Shares are entitled to elect one-half of the board of directors and the holders of the Class B Limited Voting Shares are entitled to elect the other one-half of the board of directors. The Corporation has cumulative voting procedures which entitle shareholders to cumulate their votes in the election of directors.

The board of Brascan consists of 18 directors. The Corporation considers this to be an appropriate number given the diversity of its operations and the need for a variety of experiences and backgrounds to ensure an effective and efficient board.

The board considers that 10 of its 18 directors proposed for election, comprising a majority of the board, are unrelated directors within the meaning of the TSX Guidelines and independent directors under the NYSE requirements. Brascan considers directors unrelated and independent if sales to, and purchases from, Brascan total less than 1% of the revenues of the companies they serve as executive officers, and if loans provided by Brascan to companies they serve as executive officers, and loans received by Brascan from such companies, constitute less than 1% of the total assets of any such company. Similarly, if a director serves as an officer or director of a charitable organization, the director will be considered unrelated and independent if Brascan donates less than 1% of that organization’s annual receipts. The proposed directors who are considered to be unrelated and independent on this basis are Conrad Black, James Blanchard, Julia Foster, James Gray, Philip Lind, Roy MacLaren, Wallace McCain, Jack Mintz, Saul Shulman and George Taylor.

The board considers that all nine directors proposed for election by holders of Class A Limited Voting Shares (C. Black, J. Blanchard, J. Foster, P. Lind, R. MacLaren, W. McCain, J. Mintz, S. Shulman and G. Taylor) and one director proposed for election by holders of Class B Limited Voting Shares (J. Gray) are independent and also free of any interest in or current or recent relationship with the Corporation’s principal shareholder, EdperPartners, and its shareholders. The other eight directors proposed for election by holders of Class B Limited Voting Shares (Roberto Andrade, Jack Cockwell, Trevor Eyton, Bruce Flatt, Lynda Hamilton, Robert Harding, David Kerr and George Myhal) have current or recent interests in or are related to Brascan or EdperPartners, and include four members who are also members of the Corporation’s senior management, being Messrs. Cockwell, Flatt, Harding and Myhal.

COMMITTEES OF THE BOARD

The board of directors believes that board committees assist in the effective functioning of the Corporation’s board of directors and help ensure that the views of unrelated and independent directors are effectively represented.

The board of directors of Brascan has three standing committees: the Audit Committee, the Governance and Nominating Committee and the Management Resources and Compensation Committee. The responsibilities of these three committees are set out in written charters, which are reviewed and approved annually by the board of directors. During 2002, the Board decided that all members of these three committees must be unrelated and independent directors as described above and made changes to their composition to reflect this standard. Special committees may be formed from time to time as required to review particular matters or transactions. While the board of directors retains overall responsibility for corporate governance matters, the Audit Committee, the Management Resources and Compensation Committee and the Governance and Nominating Committee each have specific responsibilities for certain aspects of corporate governance as described below.

Audit Committee

The Audit Committee is responsible for monitoring the Corporation’s systems and procedures for financial reporting, risk management and internal controls, reviewing all public disclosure documents and monitoring the performance of the Corporation’s external and internal auditors. The Audit Committee is responsible for reviewing the Corporation’s quarterly and annual financial statements and management’s financial analysis and review of operations prior to their approval by the full board of directors and release to the public. The Audit Committee is also responsible for appointing the Corporation’s external auditors, subject to shareholder approval, and for approving the assignment of any non-audit work to be performed by the external auditors. The Audit Committee meets regularly in private with the Corporation’s external and internal auditors to discuss and review specific issues as appropriate. The Audit Committee met four times in 2002.

In addition to being unrelated and independent directors as described above, all members of the Corporation’s Audit Committee must meet an additional “independence” test under the Sarbanes-Oxley Act, in that their director’s fees are the only compensation they, or their firms, receive from the Corporation. The Audit Committee at February 12, 2003 was composed of the following four directors, J. Foster, J. Gray, P. Lind (Chairman) and J. Mintz, all of whom are unrelated and independent directors in this more restricted sense.

Governance and Nominating Committee

It is the responsibility of the Governance and Nominating Committee, in consultation with the Chairman, to periodically assess the size and composition of the board and its committees; to review the effectiveness of the board’s operations and its relations with management; to assess the performance of the board and its directors; to review the Corporation’s statement of corporate governance practices; and to review and recommend directors’ compensation. The Governance and Nominating Committee is also responsible for reviewing the credentials of nominees for election or appointment to the board and for recommending candidates for board membership. The Governance and Nominating Committee met twice in 2002.

The Governance and Nominating Committee periodically reviews the performance of the board and its directors and the contribution of individual directors. In February 2003, the board adopted a formal procedure for evaluating the performance of the board and its committees, consisting of questionnaires, private interviews by the Chairman with each director, and a report from the Corporation’s Chairman to the Governance and Nominating Committee.

The Governance and Nominating Committee is currently comprised of four directors, J. Blanchard, R. MacLaren (Chairman), P. Lind and S. Shulman, all of whom are unrelated and independent directors.

Management Resources and Compensation Committee

The Management Resources and Compensation Committee is responsible for reviewing and reporting to the board on management resource planning, including succession planning and proposed senior management appointments; the job descriptions and annual objectives of its senior executives; the form of executive compensation in general; and the levels of compensation of senior executives. The committee also reviews the performance of senior management against written objectives and reports thereon to the board. The Management Resources and Compensation Committee met twice in 2002.

The Management Resources and Compensation Committee at February 12, 2003 was comprised of the following five directors, C. Black, J. Curtin, P. Lind, S. Shulman (Chairman) and G. Taylor, all of whom are unrelated and independent directors. In February 2003, the board decided to extend the more stringent test of independence described above for Audit Committees to its Management Resources and Compensation Committee, although not required to do so. Changes to the composition of the committee to reflect this standard will be made following the election of directors at the 2003 Annual Meeting of Shareholders.

MANAGEMENT

The primary responsibility of management is to safeguard the Corporation’s assets and to create wealth for its shareholders. When management’s performance is found to be inadequate, the directors have the responsibility to bring about change to enable the Corporation to perform satisfactorily. Brascan’s governance principles are intended to encourage autonomy and effective decision making on the part of management, while ensuring scrutiny by the Corporation’s board of directors and its committees.

The positions of Chairman of the Board and Chief Executive Officer are separate, and are held by R. Harding and B. Flatt, respectively. As the Corporation’s Chairman is an executive officer, the board has also appointed an independent Lead Director, who is currently R. MacLaren, Chairman of the board’s Governance and Nominating Committee. In February 2003, the board adopted written position descriptions for the Chairman, Chief Executive Officer and Lead Director.

Management’s Relationship to the Board

Brascan’s senior management reports to and is accountable to the board of directors. J. Cockwell, B. Flatt, R. Harding and G. Myhal, who are executives of the Corporation, are also members of the Corporation’s board of directors. At its meetings, the Brascan board regularly engages in a private session with the Corporation’s most senior officers without other members of management present. The board also meets independently of all senior management at the conclusion of every meeting, under the leadership of the Lead Director.

Management Accountability

The board of directors believes in the importance of developing business plans to ensure the compatibility of shareholder, board and management views on the Corporation’s strategic direction and performance targets, and the effective utilization of shareholder capital. A special meeting of the Corporation’s board is held each year to review the strategic initiatives and annual business plan submitted by senior management. The board’s approval of the annual business plan provides a mandate for senior management to conduct the affairs of the Corporation within the terms of the plan, knowing it has the necessary board support. Material deviations from the plan are reported to and considered by the board.

Board and Committee Information

The information provided by management to directors is considered to be critical to their effectiveness. In addition to the reports presented to the board and its committees at their regular and special meetings, the directors are also kept informed on a timely basis by management of corporate developments and key decisions taken by management in pursuing the Corporation’s strategic plan and the attainment of its objectives. The directors periodically assess the quality, completeness and timeliness of information provided by management to the board.

COMMUNICATION AND DISCLOSURE POLICIES

The Corporation has adopted a Corporate Disclosure Policy which summarizes its policies and practices regarding disclosure of material information to investors, analysts and the media. The purpose of this policy is to ensure that the Corporation’s communications with the investment community are timely, consistent and in compliance with all applicable securities legislation. This Corporate Disclosure Policy is reviewed annually by the board of directors and posted on the Corporation’s web site.

The Corporation endeavours to keep its shareholders informed of its progress through a comprehensive annual report, quarterly interim reports and periodic press releases. It also maintains a web site that provides summary information on the company and ready access to its published reports, press releases, statutory filings and supplementary information provided to analysts and investors. Directors and management meet with the Corporation’s shareholders at the Annual Meeting and are available to respond to questions at that time.

The Corporation also maintains an investor relations program to respond to inquiries in a timely manner. Management meets on a regular basis with investment analysts and financial advisors to ensure that accurate information is available to investors, including quarterly conference calls and web casts to discuss the Corporation’s financial results. The Corporation also endeavours to ensure that the media are kept informed of developments as they occur, and have an opportunity to meet and discuss these developments with the Corporation’s designated spokespersons.

BUSINESS CONDUCT POLICY

In February 2003, the board approved a Code of Business Conduct (“Code”) for the directors and employees of the Corporation and its wholly-owned subsidiaries. It has always been the policy of the Corporation that all its activities be conducted with the highest standards of honesty and integrity and in compliance with all legal requirements. The Code formally sets out standards for behaviour and practice and requires all directors and employees to indicate in writing their familiarity with the Code and their agreement to comply with it. This Code is reviewed annually by the board of directors and is posted on the Corporation’s web site.

PART FIVE — OTHER INFORMATION

INDEBTEDNESS OF DIRECTORS, EXECUTIVES AND SENIOR OFFICERS UNDER SECURITIES PURCHASE PROGRAMS

In response to changing US guidelines on executive loans, the board discontinued granting any further executive loans under the Corporation’s Management Share Ownership Plan (“MSPP”) and its Executive Share Ownership Plan (“ESOP”) effective June 2002. As at March 1, 2003 the aggregate indebtedness (other than “routine indebtedness” under applicable Canadian securities laws) to the Corporation of all officers, directors and employees and former officers, directors and employees of the Corporation, for loans previously made in connection with the purchase of securities of the Corporation or any of its associated companies was approximately $18.8 million. The largest aggregate amount of debt outstanding during the year ended December 31, 2002 was $18.8 million. This indebtedness represents loans made by the Corporation (or its predecessors) to certain of its directors and officers in connection with the purchase of Class A Limited Voting Shares pursuant to the MSPP and loans to executives pursuant to the ESOP, as described below.

Under the ESOP, loans were made to executive officers of the Corporation to enable them to own shares designated by the board of directors, excluding shares pledged under the MSPP (the “Designated Shares”). Each loan is evidenced by a promissory note of the executive officer and the Designated Shares are pledged as collateral security for the payment of the note. The loans bear interest, payable on a quarterly basis, at a rate equal to the prime rate of a Canadian chartered bank.

The following table sets forth the names of the directors and officers of the Corporation to whom loans have been made in respect of the MSPP and the ESOP, together with the largest amount outstanding during the fiscal year ended December 31, 2002 and the amount outstanding as at March 1, 2003.

		Largest Amount	Amount
		Outstanding	Outstanding	Financially Assisted
		During Year Ended	as at	Securities Purchased
		December 31, 2002(a)	March 1, 2003(a)	During Year Ended
Name	Issuer Company	($)	($)	December 31, 2002

Jack L. Cockwell	Brascan	3,500,000	3,500,000	––
J. Bruce Flatt	Brascan	3,500,000	3,500,000	––
Harry A. Goldgut(b)	Brascan	1,642,406	1,642,406	––
Robert J. Harding	Brascan	3,419,865	3,419,865	––
Edward C. Kress(c)	Brascan	1,488,737	1,488,737	––
Craig J. Laurie(d)	Brascan	500,012	500,012	––
Brian D. Lawson(e)	Brascan	3,500,000	3,500,000	––
Richard Legault(f)	Brascan	1,364,306	1,364,306	––
George E. Myhal	Brascan Financial	3,452,041	3,452,041	––

Note:

(a)	The security for indebtedness referred to above are Class A Limited Voting Shares, publicly traded securities of associated companies or securities of EdperPartners or BNN Investments Ltd. (see “Principal Holders of Voting Shares”).

(b)	Mr. Goldgut is Chief Executive Officer of the Corporation’s Power Operations and a resident of Thornhill, Ontario.

(c)	Mr. Kress is an Executive Vice-President of the Corporation and a resident of Toronto, Ontario.

(d)	Mr. Laurie is Senior Vice-President, Finance of the Corporation and a resident of Oakville, Ontario.

(e)	Mr. Lawson is a resident of Toronto, Ontario.

(f)	Mr. Legault is an Executive Vice-President of the Corporation and a resident of Gatineau, Quebec.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Corporation maintains directors and officers insurance with an annual policy limit of $50,000,000 subject to a corporate deductible of $500,000 per loss. Under this insurance coverage, the Corporation and certain of its associated companies (collectively, the “Organization”) are reimbursed for indemnity payments made to directors or officers as required or permitted by law or under provisions of its by-laws as indemnity for losses, including legal costs arising from acts, errors or omissions committed by directors and officers during the course of their duties as such. This insurance also provides coverage to individual directors and officers without any deductible if they are not indemnified by the Organization. The insurance coverage for directors and officers has certain exclusions including, but not limited to, those acts determined to be deliberately fraudulent or dishonest or to have resulted in personal profit or advantage. The cost of such insurance is borne by the Organization and is approximately $109,000 annually.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

During the fiscal year ended December 31, 2002, no director, senior officer or associate of a director or senior officer or, to the knowledge of the directors or senior officers of the Corporation after having made reasonable inquiry, any person or company who beneficially owns, directly or indirectly, voting securities of the Corporation carrying more than 10% of the voting rights attached to any class of voting securities of the Corporation outstanding at the date hereof, or any associate or affiliate thereof, had any material interest, direct or indirect, in any material transaction of the Corporation nor do any such persons have a material interest, direct or indirect, in any proposed material transaction of the Corporation.

AVAILABILITY OF DISCLOSURE DOCUMENTS

The Corporation will provide any person or company, upon request to the Secretary of the Corporation, with a copy of this Circular and: (i) the most recent annual information form of the Corporation, together with a copy of any document or the pertinent pages of any document incorporated therein by reference; (ii) the comparative financial statements of the Corporation for the fiscal year ended December 31, 2002, together with the report of the auditors thereon; (iii) the most recent annual report of the Corporation, which includes management’s discussion and analysis of financial condition and results of operations; and (iv) the interim financial statements of the Corporation for the periods subsequent to the end of its fiscal year.

OTHER BUSINESS

The Corporation knows of no other matter to come before the meeting other than the matters referred to in the accompanying Notice of Meeting.

DIRECTORS’ APPROVAL

The contents and sending of this Circular have been approved by the directors of the Corporation.

Signed, ALAN V. DEAN Senior Vice-President and Secretary

Toronto, Canada
March 1, 2003

MANAGEMENT INFORMATION CIRCULAR

SCHEDULE A — TSX CORPORATE GOVERNANCE GUIDELINES

The Board of Directors is of the view that Brascan’s corporate governance practices and procedures are comprehensive and consistent with the 14 guidelines for improved corporate governance in Canada adopted by the Toronto Stock Exchange (the “TSX Guidelines”). The following summarizes these guidelines and sets out the Corporation’s current practices in each case.

1.	The Board of Directors should explicitly assume responsibility for stewardship of the Corporation, including the areas described below.

The board has adopted a written charter setting out its responsibilities, including among other things, the following specific responsibilities:

(a)	Adoption of a strategic planning process

The board meets annually to review the Corporation’s overall business strategies and its annual business plan, and also reviews major strategic initiatives to ensure that the Corporation’s proposed actions accord with shareholder objectives.

(b)	Identification of principal risks and the implementation of appropriate risk management systems

The board, directly and through its Audit Committee, reviews the principal risks of the Corporation’s businesses to ensure that these risks are within acceptable limits and that appropriate systems are in place to manage these risks.

(c)	Succession planning including monitoring senior management

The board appoints the Chief Executive Officer and other members of senior management. The board directly, and through its Management Resources and Compensation Committee, reviews the Corporation’s succession plan and the annual performance of senior management.

(d)	Communications policy

The board has approved a Corporate Disclosure Policy which summarizes its policies and practices regarding disclosure of material information to investors, analysts and the media. This policy is posted on the Corporation’s web site.

(e)	Integrity of internal controls and management information systems

In November 2002, the board appointed an Internal Auditor who reports administratively to the Corporation’s Chief Financial Officer and has direct access to the Chairman of the board’s Audit Committee.

2-3.	The Board should be composed of a majority of unrelated directors, that is directors who are independent of management and free from any business interests, other than shareholdings, which could interfere with his or her ability to act in the best interests of the Corporation. The Board has the responsibility to apply the definition of unrelated director and disclose annually the principles and conclusions of this application.

The board considers that 10 of its 18 directors proposed for election, comprising a majority of the board, are unrelated directors within the meaning of the TSX Guidelines. The proposed directors who are considered to be unrelated are Conrad Black, James Blanchard, Julia Foster, James Gray, Philip Lind, Roy MacLaren, Wallace McCain, Jack Mintz, Saul Shulman and George Taylor. The board also considers these 10 directors to be independent under the requirements of the New York Stock Exchange. In making this determination, the board has examined the circumstances of each director in relation to a number of factors, including each director’s current and past role in the management of the Corporation or its affiliates. The board has also adopted a specific guideline for determining independence, as set out on page 14 of this Circular.

4-5.	The Board should appoint a Committee of non-management directors, a majority of whom are unrelated, to propose new nominees for election to the board and for assessing directors on an ongoing basis. The board should implement a process for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.

The board has appointed a Governance and Nominating Committee (“GNC”) with the responsibility, among other things, for reviewing credentials of nominees for election or appointment to the board and for recommending candidates for board membership. All of the members of the GNC are unrelated and independent directors. The GNC is responsible, among other things, for reviewing the effectiveness of the board’s operations and for assessing the performance of the board and its directors and the contribution of individual directors. In February 2003, the board adopted a formal procedure for evaluating the performance of the board and its committees, consisting of questionnaires, private interviews by the Chairman with each director, and a report from the Chairman to the Governance and Nominating Committee.

6.	The board should provide an orientation and education program for new directors.

New directors are provided with comprehensive information about the Corporation and its affiliates. Directors have the opportunity to meet and participate in work sessions with the senior management of Brascan, its subsidiaries and affiliates to obtain insight into the operations of the Corporation and its affiliates.

7.	The board should examine its size in relation to effective decision-making and adjust its size where appropriate.

The GNC is responsible, among other things, for periodically assessing the size and composition of the board and its committees and making recommendations to the board. The board considers that its present size is appropriate given the diversity of its operations.

8.	The board should review the adequacy and form of director compensation to reflect the risk and responsibilities of its directors.

The GNC is responsible for reviewing and recommending director compensation to the board and does so on an annual basis.

9.	Board committees should generally be composed of non-management directors, a majority of whom are unrelated.

No committees of the board have officers of the Corporation as members. All committees of the board are composed solely of outside directors, all of whom are unrelated and independent directors. In addition, the members of the Audit Committee meet an additional test of independence under the U.S. Sarbanes-Oxley Act of 2002, as described on pages 15 of this Circular. In February 2003, the board decided to apply this test to members of its Management Resources and Compensation Committee, although not required to do so.

10.	The board or one of its committees should expressly assume responsibility for developing the Corporation’s approach to governance issues, including its response to the TSX guidelines.

While the board of directors retains overall responsibility for corporate governance matters, its committees each have specific responsibilities for certain aspects of corporate governance. In particular, the GNC is responsible for reviewing the Corporation’s statement of corporate governance practices, including its response to the TSX Guidelines and has approved this summary.

11.	The board, together with the CEO, should define management’s role and responsibilities, including the CEO’s corporate objectives.

The Management Resources and Compensation Committee is responsible, among other things, for reviewing and reporting to the board on management resource planning, including succession planning, proposed senior management appointments, and the job descriptions and annual objectives of its senior executives. The board has also adopted position descriptions for the Chairman, CEO and Lead Director.

The board of directors believes in the importance of developing business plans to ensure the compatibility of shareholder, board and management views on the Corporation’s strategic direction and performance targets, and the effective utilization of shareholder capital. The board’s approval of the annual business plan provides a mandate for senior management to conduct the affairs of the Corporation within the terms of the plan, knowing it has the necessary board support. Material deviations from the plan are reported to and considered by the board.

12.	The board should have in place appropriate structures to ensure that it can function independent of management.

At its meetings, the board regularly engages in a private session with the Corporation’s most senior officers without other members of management present. The board also meets independently of all senior management at the conclusion of every meeting, under the leadership of the board’s Lead Director. The board’s Lead Director is currently Roy MacLaren, an unrelated and independent director, who is also Chairman of the GNC.

13.	The audit committee of the board should be comprised only of non-management members, should have a specific mandate, and have direct access to the Corporation’s external and internal auditors and oversight over these functions.

The Audit Committee of the board is composed solely of unrelated and independent directors, who also meet the additional independence test under the Sarbanes-Oxley Act as described above. The mandate of the Audit Committee is set out in a charter which is reviewed by that committee and approved by the board. Among other things, the Audit Committee is responsible for monitoring the Corporation’s systems and procedures for internal controls, monitoring the performance of the Corporation’s external and internal auditors and appointing the Corporation’s external auditors, subject to shareholder approval, and for approving the assignment of any non-audit work to be performed by the external auditors. The Audit Committee also meets regularly in private with the Corporation’s external and internal auditors to discuss and review specific issues as appropriate.

14.	Individual directors should be able to engage outside advisers under appropriate conditions.

Individual directors of the board are free to consult with members of senior management, whenever they so require, and to engage outside advisors with board authorization.

Brascan Corporation
Suite 300, BCE Place
Box 762, 181 Bay Street
Toronto, Ontario   Canada
M5J 2T3

CLASS A LIMITED VOTING SHARES

     PROXY, solicited by Management, for the Annual Meeting of Shareholders of Brascan Corporation to be held on Tuesday, April 29, 2003 and at all adjournments thereof.

     The undersigned holder of Class A Limited Voting Shares of Brascan Corporation (the “Corporation”) hereby appoints ROBERT J. HARDING, or failing him J. BRUCE FLATT, (or in lieu thereof ...................................................................................... ), as proxy of the undersigned to attend and vote, in respect of all the Class A Limited Voting Shares registered in the name of the undersigned, at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 29, 2003, and at any adjournments thereof, on the following matters:

1.	Election of Directors (Mark either (a) or (b))

(a)	☐	FOR the election as directors of all nominees for election by the holders of the Class A Limited Voting Shares listed in the accompanying Management Information Circular other than (please specify)

...........................................................................................................................................................................; or

(b)	☐	WITHHOLD from voting in the election of directors.

2.	Appointment of Auditors (Mark either (a) or (b))

(a)	☐	FOR the appointment of auditors and authorizing the directors to fix the remuneration to be paid to the auditors; or

(b)	☐	WITHHOLD from voting in the appointment of auditors and authorizing the directors to fix the remuneration to be paid to the auditors.

     In addition, the undersigned appoints such person as proxy to vote and act as aforesaid upon any amendments or variations to the matters identified in the notice of meeting and on all other matters that may properly come before the meeting. Unless otherwise specified above, the shares represented by this proxy will be voted by the persons whose names are printed above for the election as directors of all nominees for election by holders of the Class A Limited Voting Shares specified in the accompanying Management Information Circular and for the appointment of auditors.

Name of Shareholder:

Number of Class A Limited Voting Shares:

Date , 2003

Signature

NOTES:

1.	If this proxy is not dated in the space provided, it will be deemed to be dated as of the date on which it was mailed to you by management of the Corporation.

2.	If the shareholder is an individual, please sign exactly as your shares are registered.

If the shareholder is a corporation, this proxy must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed. If shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided, the proxy must be signed by the legal representative with his/her name printed below his/her signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy.

In many cases, shares beneficially owned by a holder (a “Non-Registered Holder”) are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the sections entitled “Non-Registered Holders” and “Revocation” in the accompanying Management Information Circular and carefully follow the instructions of their intermediaries.

3.	To be valid, this proxy must be signed and deposited with the Secretary of the Corporation c/o CIBC Mellon Trust, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9, not later than the close of business of Friday, April 25, 2003 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.

4.	A shareholder has the right to appoint a person (who need not be a shareholder) to represent the shareholder at the meeting other than the management representatives designated in this proxy. Such right may be exercised by inserting in the space provided the name of the other person the shareholder wishes to appoint and delivering the completed proxy to the Secretary of the Corporation, as set out above.

5.	Reference is made to the accompanying Management Information Circular for further information regarding completion and use of this proxy and other information pertaining to the meeting, including the right of a shareholder to cumulate his or her votes in the election of directors.

6.	If a share is held by two or more persons, any one of them present or represented by proxy at the meeting may, in the absence of the other or others, vote in respect thereof, but if more than one of them are present or represented by proxy, they shall vote together in respect of each share so held.

7.	The shares represented by this proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.

PROXY

CLASS B LIMITED VOTING SHARES

     PROXY, solicited by Management, for the Annual Meeting of Shareholders of Brascan Corporation to be held on Tuesday, April 29, 2003 and at all adjournments thereof.

     The undersigned holder of Class B Limited Voting Shares of Brascan Corporation (the “Corporation”) hereby appoints ROBERT J. HARDING, or failing him J. BRUCE FLATT, (or in lieu thereof ...................................................................................... ), as proxy of the undersigned to attend and vote, in respect of all the Class B Limited Voting Shares registered in the name of the undersigned, at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 29, 2003, and at any adjournments thereof, on the following matters:

1.	Election of Directors (Mark either (a) or (b))

(a)	☐	FOR the election as directors of all nominees for election by the holders of the Class B Limited Voting Shares listed in the accompanying Management Information Circular other than (please specify)

...........................................................................................................................................................................; or

(b)	☐	WITHHOLD from voting in the election of directors.

2.	Appointment of Auditors (Mark either (a) or (b))

(a)	☐	FOR the appointment of auditors and authorizing the directors to fix the remuneration to be paid to the auditors; or

(b)	☐	WITHHOLD from voting in the appointment of auditors and authorizing the directors to fix the remuneration to be paid to the auditors.

     In addition, the undersigned appoints such person as proxy to vote and act as aforesaid upon any amendments or variations to the matters identified in the notice of meeting and on all other matters that may properly come before the meeting. Unless otherwise specified above, the shares represented by this proxy will be voted by the persons whose names are printed above for the election as directors of all nominees for election by holders of the Class B Limited Voting Shares specified in the accompanying Management Information Circular and for the appointment of auditors.

Name of Shareholder:

Number of Class B Limited Voting Shares:

Date , 2003

Signature

NOTES:

1.	If this proxy is not dated in the space provided, it will be deemed to be dated as of the date on which it was mailed to you by management of the Corporation.

2.	If the shareholder is an individual, please sign exactly as your shares are registered.

If the shareholder is a corporation, this proxy must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed. If shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided, the proxy must be signed by the legal representative with his/her name printed below his/her signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy.

In many cases, shares beneficially owned by a holder (a “Non-Registered Holder”) are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the sections entitled “Non-Registered Holders” and “Revocation” in the accompanying Management Information Circular and carefully follow the instructions of their intermediaries.

3.	To be valid, this proxy must be signed and deposited with the Secretary of the Corporation c/o CIBC Mellon Trust, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9, not later than the close of business of Friday, April 25, 2003 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.

4.	A shareholder has the right to appoint a person (who need not be a shareholder) to represent the shareholder at the meeting other than the management representatives designated in this proxy. Such right may be exercised by inserting in the space provided the name of the other person the shareholder wishes to appoint and delivering the completed proxy to the Secretary of the Corporation, as set out above.

5.	Reference is made to the accompanying Management Information Circular for further information regarding completion and use of this proxy and other information pertaining to the meeting, including the right of a shareholder to cumulate his or her votes in the election of directors.

6.	If a share is held by two or more persons, any one of them present or represented by proxy at the meeting may, in the absence of the other or others, vote in respect thereof, but if more than one of them are present or represented by proxy, they shall vote together in respect of each share so held.

7.	The shares represented by this proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.